Exhibit d(iv)

AMENDMENT TO
INVESTMENT MANAGEMENT AGREEMENT

Effective January 1, 2009

          The Amended and Restated Investment Management Agreement between HL Investment Advisors, LLC and Hartford HLS Series Fund II, Inc. dated as of April 30, 2002 is hereby amended, as follows:

          In Section 7 of the Agreement, the fee schedule for the Portfolios is restated as follows:

HL INVESTMENT ADVISORS, LLC		HARTFORD HLS SERIES FUND II, INC.

By:	/s/Robert Arena	By:	/s/Robert Arena

	Robert Arena		Robert Arena
	Manager, Senior Vice President		Vice President

HSF 2, Inc.

ATTACHMENT B

The advisory fee shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Portfolio:

LargeCap Growth HLS Fund

Net Asset Value	Annual Rate

On first $500 million	0.6500%
On next $500 million	0.6000%
On next $4 billion	0.5500%
On next $5 billion	0.5300%
Over $10 billion	0.5200%

U.S. Government Securities HLS Fund

Net Asset Value	Annual Rate

On first $50 million	0.5000%
On next $4.95 billion	0.4500%
On next $5 billion	0.4300%
Over $10 billion	0.4200%

HSF 2, Inc.